Exhibit 10.7
SECOND AMENDMENT TO THE
LABARGE, INC.
2004 LONG TERM INCENTIVE PLAN
          WHEREAS, the Plan was adopted effective November 17, 2004 by the Company; and
          WHEREAS, the Plan was amended effective January 1, 2005; and
          WHEREAS, the Company wants to again amend the Plan to change the definition of “Change in Control” to avoid expense charges to the Company and to insure the Plan complies with Code Section 409A;
          NOW, THEREFORE, the Plan is amended as follows, effective January 1, 2005 (unless provide otherwise), as follows:
1.	Change Section 2.7 to read as follows effective as of the date of adoption of this Amendment:
2.7 “Change in Control” means the first to occur of any of the following events:
(1) any merger, consolidation, share exchange, or other combination or reorganization involving the Company, irrespective of which party is the surviving entity, excluding any merger, consolidation, share exchange, or other combination involving the Company solely in connection with the acquisition by the Company of any other entity;
(2) any sale, lease, exchange, transfer, or other disposition of all or substantially all of the assets of the Company;
(3) any acquisition (other than pursuant to will, the laws of descent and distribution, gift to a parent, child, spouse or descendant, or pursuant to an employee benefit plan) or agreement to acquire by any person or entity, directly or indirectly, beneficial ownership of twenty-five percent (25%) or more of the outstanding voting stock of the Company;
(4) during any period of two consecutive years during the term hereof, individuals who at the date of this Plan constitute the Board of Directors (“Incumbent Directors”) cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such director’s term has been approved by at least two-thirds of the Incumbent Directors then in office; any such director so approved shall thereafter be an Incumbent Director; or
(5) any series of transactions resulting in any of the transactions described above.
Notwithstanding anything in this Section 2.7 to the contrary, a Change in Control shall only occur upon a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A(a)(2)(A)(v).
2.	Change Section 2.14 to read as follows:
2.14 “Disability” means a mental or physical illness which causes a Participant to be disabled within the meaning of Code Section 409A(a)(2)(C). Notwithstanding the foregoing, a Participant shall not have incurred a Disability if it is the result of (i) a willful, self-inflicted injury or sickness, or (ii) an injury or disease contracted, suffered or incurred while participating in a criminal offense.
3.	Change Section 2.29 to read as follows:
2.29 “Reserved”
4.	Change Section 2.33 to read as follows:
2.33 “Termination of Employment” means the occurrence of any act or event, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer or employee of the Company and all Affiliates, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Termination of Employment after attaining age sixty five, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates. With respect to any person who is not an employee with respect to the Company or an Affiliate (such as a non-employee member of the Board), the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A Termination of Employment shall occur with respect to an employee who is employed by the Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. Notwithstanding anything in this Section 2.33 to the contrary, a Participant shall not have incurred a Termination of Employment unless the Participant has incurred a separation of service from the Company and any Affiliate within the meaning of Code Section 409A(a)(2)(A)(i).
5.	Change Section 7.3(2) to read as follows:
7.3(2) Amount. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in Common Stock equal in value to the excess of the Fair Market Value per share of Common Stock over the Exercise Price per share of Common Stock specified in the related Agreement, multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised. The aggregate Fair Market Value per share of Common Stock shall be determined as of the date of exercise of such Stock

Appreciation Right. The per share Exercise Price shall not be less than Fair Market Value of a share of Common Stock on the Grant Date of a Stock Appreciation Right.
6.	Delete Section 8.3(6).

7.	Delete Article IX and insert the following new Article IX in lieu thereof:
ARTICLE IX
PERFORMANCE UNITS
9.1 General. The Committee shall have authority to grant Performance Units under the Plan at any time or from time to time. A Performance Unit consists of the right to receive Restricted Stock or cash upon achievement of certain goals relating to performance (“Performance Goals”) and may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall have complete discretion to determine the number of Performance Units granted to each Participant. Each Performance Unit Award shall be evidenced by, and be subject to the terms of, an Agreement which will become effective upon execution by the Participant. The time period during which a Performance Unit Award shall be earned shall be the “Performance Period,” and, except in the year in which the Plan is adopted, shall be at least one (1) Fiscal Year in length. Performance Units may be subject to Performance Goals which shall be established by the Committee.
9.2 Earning Performance Unit Awards. After the applicable Performance Period shall have ended, the Committee shall determine the extent to which the established Performance Goals have been achieved. Earned Performance Units shall be distributed in a single payment consisting of cash, Restricted Stock or a combination of cash and Restricted Stock. Distribution with respect to earned Performance Units shall be made no later than March 15 immediately following the calendar year in which the Performance Period ends.
9.3 Termination of Employment for a Reason other than Death, Disability or Retirement. In the event a Participant’s Termination of Employment during a Performance Period or before the distribution of earned Performance Units for a reason other than death, Disability or Termination of Employment after attaining age sixty five, all the Participant’s undistributed Performance Units shall be forfeited by the Participant to the Company.
9.4 Termination of Employment Due to Death, Disability or Retirement. In the event of a Termination of Employment due to death, Disability or Retirement, the Participant shall receive a pro rata share of the Performance Units relating to any Performance Period ending as of the Fiscal Year end during which such termination of employment occurs based upon the period of time he or she is employed by the Company in the Performance Period. Distribution of earned Performance Units may be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period except that the distribution of Earned

Performance Units under this Section 9.4 shall be made no later than March 15 of the calendar year immediately following the calendar year in which the Performance Period ends.
9.5 Non-transferability. Unless otherwise specifically provided in an Agreement, Performance Units may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or otherwise disposed of, other than by will or by the laws of descent and distribution.
8.	Delete Section 10.1(3) and insert the following new Section 10.1(3) in lieu thereof:
10.1(3) any Performance Goal or other condition with respect to any Performance Units, which have not been fully earned as of a Change in Control, shall be deemed to have been satisfied in full at the maximum amount specified in the Agreement as of the date of such Change in Control, and such Award shall be paid in full as of the last day of the twelfth consecutive month immediately following the month in which the Change in Control occurs. If the Participant’s employment with the Company or Affiliates or successor terminates for a reason other than death, Disability or for good reason during such twelve month period, such Performance Units shall not be paid and shall be forfeited. If the Participant’s employment with the Company or its successor is terminated during such twelve month period on account of death, Disability or for good reason, such award shall be paid in full within thirty days of such termination of employment. Notwithstanding anything in this Section 10.1(3) to the contrary, (i) the award of a Participant who is age sixty five or older on the occurrence of a Change in Control shall be paid in full within ten days of such occurrence and (ii) the award of a Participant who attains age sixty five within the twelve month period immediately following the occurrence of a Change in Control shall be paid in full within ten days of such Participant attaining age sixty five . “Good reason” means the occurrence of any one or more of the following:
(i)	the Participant’s assignment to duties materially inconsistent with his or her authorities, duties, responsibilities and status (including offices, title and reporting requirements) as an employee of the Company, or a reduction or alternation in the nature or status of his or her authority, or responsibilities, from those in effect as of the date the Change in Control occurs;

(ii)	the requirements that the Participant be based at a location which is at least seventy-five (75) miles further from his primary residence at the time such requirement is imposed than is such residence from the Company’s office as of the date the Change in Control occurs except for required travel related to the business of the Company to the extent substantially consistent with the Participant’s business obligations;

(iii)	a reduction in the Participant’s base salary as in effect on the date the Change in Control occurs; and

(iv)	the Participant’s involuntary termination of employment with the Company or its successor for a reason other than Cause.
9.	Add the following new Section 12.20:
12. 20 Code Section 409A. To the extent Code Section 409A is applicable to any provision of the Plan, such provision shall be interpreted, construed and administered so as to comply with Code Section 409A and Treasury Regulations and guidance issued pursuant to such Code Section.
IN WITNESS WHEREOF, the Company has adopted this Second Amendment to the Plan this 3rd day of April, 2011

LABARGE, INC.
By:	/s/ Craig E. LaBarge
President

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